AGREEMENT

         This Agreement (the "Agreement") is entered into as of December 1, 1999, by and between Dr. Jeffrey Freed and AccuHealth, Inc. and supercedes the Employment Agreement dated April, 1998.

         WHEREAS, AccuHealth desires to retain Dr. Freed as an independent contractor as hereinafter set forth, and Dr. Freed desires to be retained by AccuHealth to provide medical director consulting services as an independent contractor to AccuHealth.

         WHEREAS, it is the desire and intention of the parties to set forth the obligations, rights and duties of the parties hereto as well as the method and means of compensating Dr. Freed.

         NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound do hereby agree as follows:

1.       ENGAGEMENT AS INDEPENDENT CONTRACTOR

         A. AccuHealth engages Dr. Freed and Dr. Freed accepts engagement with AccuHealth as an independent contractor to render medical director consulting services at times and places set forth immediately below. It is agreed that, in the performance of services under this Agreement, Dr. Freed shall at all times act as an independent contractor with respect to AccuHealth, and not as an agent of AccuHealth. Nothing contained in this Agreement shall be construed to create a joint venture, partnership, association, or other affiliation between the parties, it being specifically agreed that the relationship is and shall remain that of independent parties to a contractual relationship as set forth in this Agreement. AccuHealth shall neither have nor exercise any specific control or direction over the particular methods by which Dr. Freed shall perform the services required by this Agreement. Dr. Freed shall set his own days in which he will provide services pursuant to this Agreement, but shall notify AccuHealth at least one full week in advance of the days in the following week in which he will work. Of this time, AccuHealth will expect that Dr. Freed will work 4 days per month. If AccuHealth requests additional time each week beyond the 4 days per month, it shall reimburse Dr. Freed at a retainer rate to be negotiated in good faith.

         B. Dr. Freed will report directly to the Company's Chief Executive Officer and will be asked to coordinate his efforts with other members of the Company's management.
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2.       COMPENSATION

         A. Dr. Freed, while retained to provide Medical Director consulting services, shall receive base compensation ("Compensation") at a rate of $1,000 per month worked, payable biweekly.

         B. Dr. Freed will be reimbursed for all reasonable out of pocket expenses incurred in fulfillment of the duties above including a monthly car allowance of $1,000 plus insurance and documented maintenance costs. Such expenses shall be approved in advance and also must be in accordance with Company policy. Such Car Allowance and associated costs shall be reduced on a dollar for dollar basis to the extent that Dr. Freed is reimbursed for these expenses by any other party.

         C. Dr. Freed is not entitled to any compensation or benefits, such as, but not limited to, vacation pay, sick leave, medical benefits, disability, or any other compensation or benefits not expressly incorporated into this Agreement. However, during the term of this consulting agreement, AccuHealth agrees to continue to keep in full force and effect, and pay the premiums, with respect to the Policies (as defined below) on behalf of Dr. Freed, as such Policies and premiums exist on the date hereof. Copies of the Policies are annexed hereto as Exhibit B. AccuHealth Inc. agrees to pay to Dr. Freed's Irrevocable Trust premiums in an amount not to exceed the current premiums indicated herein, for the following life insurance policies on the life of Dr.
Freed: (i) New York Life policy #45263573, death benefit of $750,000 and annual Premium of $26,045; (ii) Security Equity policy #110042783, death benefit of $250,000 and annual premium of $2,200. The Policies will be owned by the Trust which pursuant to the Split-Dollar Agreement, will assign the cash value of the Policies to AccuHealth, Inc. as security and collateral for the ultimate repayment to AccuHealth, Inc. for the premium outlay.

         D. It is agreed that the initial term of this agreement shall run from December 1, 1999 to December 1, 2001. The initial term may be extended for such periods as AccuHealth and Dr. Freed may mutually agree during the 90-day period immediately prior to the expiration of the initial term and any such extension. AccuHealth shall have the right to terminate the agreement without cause at any time during the term of the contract. Nothing shall prevent Dr. Freed from seeking a position as a permanent employee with AccuHealth by making application to AccuHealth for such employment. In the event Dr. Freed is employed by AccuHealth as an employee in the future, health coverage and other medical benefits will only begin as of the date upon which he becomes an employee of AccuHealth.

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3.       RECORDS

         Dr. Freed agrees that all records, whether administrative, financial, or medical, including patients' records, are and shall remain AccuHealth's exclusive property. Dr. Freed shall maintain the confidentiality of all records and shall not remove or release these records to any third party or permit any records to be removed or so released without either written consent of the patient, in regard to patients' personal records, or the written consent of AccuHealth, in regard to administrative or financial records of AccuHealth.

4.       GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with laws of the State of New York. In the event there are any disputes arising out of or relating to this agreement, which are not or could not be satisfactorily addressed, the parties agree that the dispute will be finally and conclusively determined by arbitration, in New York, under the rules of the American Arbitration Association then in effect.

5.       AMENDMENTS

         This Agreement is the entire Agreement between the parties and may not be changed, waived, modified or otherwise altered except by an Agreement in writing, signed by the party against whom enforcement is sought.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

/s/ DR. JEFFREY FREED                       /s/ GLENN C. DAVIS
----------------------------------          ---------------------------------
Dr. Jeffrey Freed                           Glenn C. Davis
                                            Chief Executive Officer
                                            AccuHealth, Inc.

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